Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Employee Stock Purchase Plan of Ironwood Pharmaceuticals, Inc. of our report dated November 20, 2009, except for Note 21, as to which the date is January 19, 2010, with respect to the consolidated financial statements of Ironwood Pharmaceuticals, Inc. for the year ended December 31, 2008 included in its Registration Statement (Form S-1 No. 333-163275) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 3, 2010